Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: April 17, 2020

Contact:Kevin McPhaill, President/Chief Executive Officer

Phone:(559) 782-4900 or (888) 454-BANK

Website Address:www.sierrabancorp.com

SIERRA BANCORP DECLARES QUARTERLY CASH DIVIDEND

Porterville, CA – April 17, 2020 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.20 per share.  The dividend was approved subsequent to the Board’s review of the Company’s financial performance and capital for the quarter ended March 31, 2020, and will be paid on May 13, 2020 to shareholders of record as of April 30, 2020.  Counting dividends paid by Bank of the Sierra prior to the formation of Sierra Bancorp the Company has paid regular cash dividends to shareholders every year since 1987, comprised of annual dividends through 1998 and quarterly dividends thereafter.  The dividend noted in today’s announcement marks the Company’s 85th consecutive quarterly cash dividend.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 43rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.  Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara.  The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center, an SBA center, and a loan production office in Rocklin, California.  In 2019, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the Company’s ability to maintain current dividend payments or increase dividend payouts to shareholders, the Company’s ability to generate adequate financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings.  Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

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